MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., November 12, 2013 -- MSB Financial Corp. (Nasdaq: MSBF) (the "Company"), the holding company for Millington Savings Bank (the "Bank"), reported net income of $248,000 for the three months ended September 30, 2013. This compares to a net loss of $92,000 for the quarter ended September 30, 2012. The increase was primarily due to a decrease in the provision for loan losses, offset by a corresponding increase in the income tax provision for the three months ended September 30, 2013 compared to the three months ended September 30, 2012.

Net interest income was $2.3 million for the quarter ended September 30, 2013 compared to $2.4 million for the quarter ended September 30, 2012.  Total interest income decreased by $177,000 or 5.6% for the three months ended September 30, 2013 compared to the three months ended September 30, 2012 due to a 37 point decrease in the average rate on earning assets from 4.10% to 3.73%, offset by a $11.8 million increase in average balances thereon.   Correspondingly, total interest expense decreased by $95,000 or 13.1% for the three months ended September 30, 2013 compared to the three months ended September 30, 2012, due to a 14  basis point reduction in the average cost of interest bearing liabilities from 1.02% to 0.88%, offset by a $2.8 million increase in average interest bearing balances.  The interest rate spread for the September 30, 2013 quarter was 2.85%, compared to 3.08% for the quarter ended September 30, 2012.

The provision for loan losses was $150,000 during the quarter ended September 30, 2013, a decrease of $596,000 or 79.9% compared to the $746,000 provided during the quarter ended September 30, 2012.  The Company’s management reviews the level of the allowance for loan losses on a quarterly basis based on a variety of factors including, but not limited to, (1) the risk characteristics of the loan portfolio, (2) current economic conditions, (3) actual losses previously experienced, (4) the Company’s level of loan growth and (5) the existing level of reserves for loan losses that are probable and estimable.  The Company had $10.1 million in nonperforming loans as of September 30, 2013 compared to $16.2 million as of September 30, 2012.  The significant reduction in nonperforming loan balances from the September 30, 2012 level was achieved primarily through active implementation of the Company’s asset disposition strategy that was approved by the Company’s Board of Directors in December of 2012.  This strategy, which to date included activities such as short sales, cash for keys and deeds in lieu of foreclosure, was implemented in order to rapidly reduce the dollar amount of non-performing assets held by the Company.  The Company’s management team is actively engaged with borrowers and buyers to expedite this asset disposition strategy and will continue doing so until desired amount of non-performing assets has been removed from the Company’s balance sheet.  The allowance for loan losses to total loans ratio was 1.70% at September 30, 2013 compared to 1.17% at September 30, 2012, while the allowance for loan losses to non-performing loans ratio was 39.3% at September 30, 2013 compared to 17.7% at September 30, 2012.  Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were at 4.34% and 0.19%, respectively, at September 30, 2013 compared to 6.61% and 0.39% at September 30, 2012.

Noninterest income was $181,000 for the quarter ended September 30, 2013 compared to $159,000 for the quarter ended September 30, 2012.  The increase for the quarter ended September 30, 2013 compared to the quarter ended September 30, 2012 resulted from an increase of $15,000 in fees and service charges, a $4,000 increase in other non-interest income and a $4,000 increase in bank owned life insurance, offset by a $1,000 decrease in unrealized gains on trading securities.

Noninterest expense was $2.0 million for the quarters ended September 30, 2012 and 2013.  FDIC assessment, professional services, salaries and employee benefits and service bureau fees expenses increased by $45,000, $34,000, $27,000 and $21,000, respectively, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012. Correspondingly, other non-interest expense, occupancy and equipment expense, directors’ compensation expense and advertising expense decreased by $101,000, $25,000, $15,000 and $3,000, respectively.  The decrease in other noninterest expense was primarily attributable to the reduction in other real estate expense, while the increase in FDIC assessment was attributed to the change in factors used in calculating the assessment.

Total assets were $346.8 million at September 30, 2013, compared to $352.6 million at June 30, 2013, a decrease of $5.8 million or 1.65%.  The Company increased its investment in securities held to maturity and loans receivable, net balances by $7.9 million and $2.3 million, respectively for the quarter ended September 30, 2013 compared to the quarter ended June 30, 2013.  These increases were primarily funded by the decreases in cash and cash equivalents of $16.0 million or 64.8%.  Deposits were $274.0 million at September 30, 2013, compared to $280.5 million at June 30, 2013, and FHLB advances remained the same for both periods.  Stockholders’ equity was $39.8 million at September 30, 2013 compared to $39.5 at June 30, 2013, an increase of $323,000 or 0.82%.  The increase in retained earnings of $248,000, as well as the decrease in unallocated common stock held by ESOP and an increase in paid-in capital of $42,000 and $34,000, respectively, accounted for the major changes in the Company’s shareholder’s equity balance for the quarter ended September 30, 2013 compared to the quarter ended June 30, 2013.

At September 30, 2013 and June 30, 2013 the Company had 5,010,437 shares outstanding.  Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol "MSBF."   The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The forgoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:	MSB Financial Corp.
Michael Shriner, President and CEO
908-647-4000
mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Statement of Financial Condition Data:
	(Unaudited)
	At September 30	At June 30,
	2013	2013

Total assets	$346,768	$352,592

Cash and cash equivalents	8,713	24,755

Loans receivable, net	225,581	223,256

Securities held to maturity	88,845	80,912

Deposits	273,990	280,467

Federal Home Loan Bank advances	30,000	30,000

Total stockholders' equity	39,836	39,513

Summary of Operations:
	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2013	2012

Total interest income	$2,965	$3,142

Total interest expense	632	727

Net interest income	2,333	2,415

Provision for loan losses	150	746

Net interest income after provision
for loan losses	2,183	1,669

Noninterest income	181	159

Noninterest expense	1,987	2,004

Income before taxes	377	(176)

Income tax provision	129	(84)

Net income	$248	$(92)

Net income per common share:

basic and diluted	$0.05	$(0.02)

Weighted average number of shares of common stock	4,919,805	4,960,423
outstanding

Performance Ratios:
	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2013	2012

Return on average assets (ratio of net (loss) income
to average total assets)	0.29%	0.11%

Return on average equity (ratio of net (loss) income
to average total stockholder's equity)	2.50	(0.90)

Net interest rate spread	2.85	3.08

Net interest margin on average interest-earning
assets	2.93	3.15

Average interest-earning assets to average
interest-bearing liabilities	110.85	107.82

Operating expense ratio (noninterest expenses
to average total assets)	2.29	2.32

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	79.04	77.86

	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2013	2012
Asset Quality Ratios:

Non-performing loans to total loans	4.34%	6.61%

Non-performing assets to total assets	3.00	4.82

Net charge-offs to average loans outstanding	0.19	0.39

Allowance for loan losses to non-performing loans	39.27	17.65

Allowance for loan losses to total loans	1.70	1.17

Capital Ratios:

Equity to total assets at end of period	11.49%	11.75%

Average equity to average assets	11.43	11.87

Number of offices	5	5